Exhibit 99.2

Flamel Technologies to Present at the 28th Annual ROTH Conference

Lyon, France – March 8, 2016 - Flamel Technologies (NASDAQ: FLML) today announced that management will be presenting at the 28th Annual ROTH Conference to be held in Dana Point, California, March 13 – 16, 2016. Michael Anderson, Chief Executive Officer of Flamel, is scheduled to present on March 14th at 10:00 a.m. Pacific Time.

Mr. Anderson’s presentation will be webcast live and can be accessed by visiting the Investor section of the Company’s website at http://www.flamel.com/investors. A replay of the presentation will also be available and archived on the website following the event.

About Flamel Technologies:

Flamel Technologies SA (NASDAQ: FLML) is a specialty pharmaceutical company utilizing its core competencies in formulation development and drug delivery to develop safer and more efficacious pharmaceutical products, addressing unmet medical needs and/or reducing overall healthcare costs. Flamel currently markets two previously Unapproved Marketed Drugs (“UMDs”) in the United States, Bloxiverz® (neostigmine methylsulfate injection) and Vazculep® (phenylephrine hydrochloride injection), and in September 2015 announced that the NDA for its third UMD filing was accepted by the FDA and assigned a PDUFA date of April 30, 2016. The Company also develops products utilizing its proprietary drug delivery platforms, Micropump® (oral sustained release microparticles platform), along with its tangent technologies, LiquiTime® (a Micropump-derivative platform for liquid oral products) and Trigger Lock™ (a Micropump-derivative platform for abuse-resistant opioids). Additionally, the Company has developed a long acting injectable platform, Medusa™, a hydrogel depot technology, particularly suited to the development of subcutaneously administered formulations. Current applications of Flamel’s drug delivery products include sodium oxybate (Micropump®), extended-release of liquid medicines such as ibuprofen and guaifenesin (LiquiTime®, through a license arrangement with Elan Pharma International Limited for the U.S. Over-the-Counter market) and a current study of the delivery of exenatide utilizing the Medusa™ technology. In February 2016, Flamel acquired FSC Pediatrics, a Charlotte, North Carolina-based company that markets three pediatric pharmaceutical products Cefaclor for oral suspension, indicated for infection, Karbinal™ ER, indicated for allergic rhinitis and AcipHex® Sprinkle™ (rabeprazole sodium) indicated for the treatment of gastroesophageal disease (GERD). FSC also received 510(k) clearance from the FDA in October 2015 for Flexichamber ™, a collapsible holding chamber for used in the administration of aerosolized medication using pressurized Metered Dose Inhalers (pMDIs) for the treatment of asthma. The Company is headquartered in Lyon, France and has operations in Dublin, Ireland and in the USA in both St. Louis, Missouri and Charlotte, North Carolina. Additional information may be found at www.flamel.com.

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Contact:	Michael S. Anderson

Chief Executive Officer

Phone: (636) 449-1830

E-mail: anderson@flamel.com

Michael F. Kanan

Chief Financial Officer

Phone: (636) 449-1844

E-mail: kanan@flamel.com

Investor Relations

Stephanie Carrington

ICR Inc.

Phone: (646) 277-1282

Email: stephanie.carrington@icrinc.com

Lauren Stival

ICR Inc.

Phone: (646) 277-1287

Email: lauren.stival@icrinc.com